LETTER TO THE SHAREHOLDERS OF THE J.P. MORGAN U.S. EQUITY FUND

July 1, 2000

Dear Shareholder,

For the 12 months ended May 31, 2000, the J.P. Morgan U.S. Equity Fund posted a 2.20% return, underperforming both the 10.47% return of the S&P 500 and the 13.69% return of the Lipper Multi-Cap Core Fund Average.

The fund's net asset value declined to $21.71 on May 31, 2000, from $25.09 on May 31, 1999. During the year, the fund made distributions of approximately $0.16 per share from ordinary income, approximately $1.22 per share from short-term capital gains, and approximately $2.56 per share from long-term capital gains. On May 31, 2000, the net assets of the fund were approximately $386.7 million, while the assets of The U.S. Equity Portfolio, in which the fund invests, amounted to approximately $628.2 million.

This report includes a discussion with Henry D. Cavanna, the portfolio manager primarily responsible for The U.S. Equity Portfolio. In this interview, Henry talks about the events of the previous year that had the greatest effect on the portfolio and discusses his investment strategy.

As chairman and president of Asset Management Services, we appreciate your investment in the fund. If you have any comments or questions, please call your Morgan representative or J.P. Morgan Funds Services at (800) 521-5411.

Sincerely yours,


/s/ Ramon de Oliveira                     /s/ Keith M. Schappert

Ramon de Oliveira                         Keith M. Schappert
Chairman of Asset Management Services     President of Asset Management Services
J.P. Morgan & Co. Incorporated            J.P. Morgan & Co. Incorporated

--------------------------------------------------------------------------------
TABLE OF CONTENTS
LETTER TO THE SHAREHOLDERS...........1     FUND FACTS AND HIGHLIGHTS.........8
FUND PERFORMANCE.....................2     FINANCIAL STATEMENTS.............10
PORTFOLIO MANAGER Q&A................3
--------------------------------------------------------------------------------

FUND PERFORMANCE

EXAMINING PERFORMANCE
There are several ways to evaluate a mutual fund's historical performance record. One approach is to look at the growth of a hypothetical investment of $10,000. The chart at right shows that $10,000 invested on May 31, 1990, would have grown to $43,934 on May 31, 2000.

Another way to look at performance is to review a fund's average annual total return. This figure takes the fund's actual (or cumulative) return and shows what would have happened if the fund had achieved that return by performing at a constant rate each year. Average annual total returns represent the average yearly change of a fund's value over various time periods, typically one, five, or ten years (or since inception). Total returns for periods of less than one year are not annualized and provide a picture of how a fund has performed over the short term.


GROWTH OF $10,000 OVER 10 YEARS
MAY 31, 1990 - MAY 31, 2000

[EDGAR REPRESENTAION OF PLOT POINTS USED IN PRINTED GRAPHIC]

                                        LIPPER MULTI-CAP CORE
                   JPM US EQUITY        FUNDS AVERAGE          S&P 500
 5/31/90              10,000                10,000             10,000
 6/30/90              10,042                 9,868              9,933
 7/31/90              10,129                 9,002              9,901
 8/31/90               9,345                 8,510              9,006
 9/30/90               8,855                 8,313              8,567
10/31/90               8,842                 8,851              8,531
11/30/90               9,352                 9,131              9,082
12/31/90               9,614                 9,648              9,335
 1/31/91               9,946                10,338              9,742
 2/28/91              10,624                10,645             10,439
 3/31/91              10,913                10,671             10,691
 4/30/91              10,919                11,123             10,717
 5/31/91              11,481                10,607             11,179
 6/30/91              11,002                11,102             10,667
 7/31/91              11,540                11,436             11,164
 8/31/91              11,832                11,297             11,429
 9/30/91              11,618                11,504             11,238
10/31/91              11,931                11,056             11,389
11/30/91              11,487                12,254             10,930
12/31/91              12,894                12,311             12,180
 1/31/92              12,866                12,498             11,953
 2/29/92              13,149                12,209             12,108
 3/31/92              12,866                12,242             11,872
 4/30/92              12,984                12,325             12,221
 5/31/92              13,157                12,000             12,281
 6/30/92              12,831                12,431             12,098
 7/31/92              13,200                12,196             12,592
 8/31/92              12,957                12,359             12,334
 9/30/92              13,081                12,559             12,479
10/31/92              13,155                13,161             12,522
11/30/92              13,764                13,394             12,949
12/31/92              14,019                13,549             13,108
 1/31/93              14,251                13,487             13,217
 2/28/93              14,131                13,843             13,397
 3/31/93              14,438                13,500             13,680
 4/30/93              14,063                13,932             13,349
 5/31/93              14,475                13,955             13,706
 6/30/93              14,499                13,918             13,747
 7/31/93              14,514                14,530             13,691
 8/31/93              15,039                14,642             14,211
 9/30/93              14,854                14,863             14,102
10/31/93              15,242                14,633             14,393
11/30/93              15,257                15,047             14,256
12/31/93              15,564                15,531             14,429
 1/31/94              16,228                15,303             14,919
 2/28/94              15,880                14,608             14,514
 3/31/94              15,226                14,690             13,881
 4/30/94              15,574                14,772             14,059
 5/31/94              15,712                14,347             14,290
 6/30/94              15,242                14,738             13,940
 7/31/94              15,750                15,380             14,398
 8/31/94              16,307                15,089             14,988
 9/30/94              15,921                15,262             14,621
10/31/94              16,067                14,681             14,950
11/30/94              15,313                14,825             14,405
12/31/94              15,469                14,979             14,619
 1/31/95              15,814                15,557             14,998
 2/28/95              16,484                15,999             15,583
 3/31/95              17,080                16,321             16,043
 4/30/95              17,453                16,810             16,515
 5/31/95              18,086                17,405             17,175
 6/30/95              18,365                18,145             17,574
 7/31/95              18,924                18,312             18,157
 8/31/95              19,065                18,856             18,202
 9/30/95              19,585                18,594             18,971
10/31/95              19,075                19,375             18,903
11/30/95              20,134                19,561             19,733
12/31/95              20,494                20,005             20,113
 1/31/96              21,036                20,431             20,797
 2/29/96              21,475                20,645             20,990
 3/31/96              21,874                21,211             21,192
 4/30/96              22,334                21,654             21,505
 5/31/96              22,640                21,433             22,059
 6/30/96              22,375                20,360             22,143
 7/31/96              21,189                21,064             21,165
 8/31/96              21,932                22,134             21,611
 9/30/96              22,923                22,431             22,828
10/31/96              23,264                23,844             23,457
11/30/96              25,235                23,617             25,230
12/31/96              24,811                24,687             24,731
 1/31/97              26,235                24,539             26,276
 2/28/97              26,338                23,570             26,482
 3/31/97              25,442                24,416             25,394
 4/30/97              26,499                26,176             26,910
 5/31/97              28,291                27,216             28,548
 6/30/97              29,164                29,406             29,827
 7/31/97              31,691                28,509             32,200
 8/31/97              30,580                30,097             30,396
 9/30/97              31,945                29,023             32,061
10/31/97              30,669                29,580             30,990
11/30/97              31,371                29,982             32,425
12/31/97              31,859                30,012             32,981
 1/31/98              32,043                32,299             33,346
 2/28/98              34,417                33,708             35,751
 3/31/98              35,915                33,994             37,582
 4/30/98              36,651                33,066             37,960
 5/31/98              36,311                33,827             37,308
 6/30/98              36,793                32,920             38,823
 7/31/98              35,985                27,653             38,409
 8/31/98              30,239                29,113             32,856
 9/30/98              32,680                31,372             34,961
10/31/98              35,121                33,123             37,805
11/30/98              37,831                35,103             40,096
12/31/98              39,649                36,009             42,406
 1/31/99              40,866                34,662             44,180
 2/28/99              39,238                35,820             42,807
 3/31/99              40,969                37,407             44,519
 4/30/99              43,453                36,969             46,244
 5/31/99              42,991                38,906             45,152
 6/30/99              45,460                37,984             47,658
 7/31/99              43,727                37,270             46,170
 8/31/99              42,629                36,413             45,939
 9/30/99              40,860                38,121             44,680
10/31/99              42,629                39,470             47,507
11/30/99              43,676                42,474             48,473
12/31/99              45,472                40,890             51,328
 1/31/00              43,570                42,063             48,749
 2/29/00              42,457                44,881             47,827
 3/31/00              47,091                43,293             52,505
 4/30/00              44,906                42,167             50,926
 5/31/00              43,934                41,623             49,881

LIPPER PERFORMANCE AVERAGES ARE CALCULATED BY TAKING AN ARITHMETIC AVERAGE OF THE RETURNS OF THE FUNDS IN THE GROUP. THE AVERAGE ANNUALIZED RETURNS THAT RESULT FROM THIS METHODOLOGY WILL DIFFER FROM ANNUALIZING THE GROWTH OF THE MINIMUM INITIAL INVESTMENT.

PERFORMANCE                                  TOTAL RETURNS           AVERAGE ANNUAL TOTAL RETURNS
--------------------------------------------------------------------------------------------------------------
                                             THREE       SIX        ONE        THREE        FIVE       TEN
AS OF MAY 31, 2000                           MONTHS      MONTHS     YEAR       YEARS        YEARS      YEARS
--------------------------------------------------------------------------------------------------------------
J.P. Morgan U.S. Equity Fund                 3.48%       0.59%       2.20%     15.80%       19.42%     15.95%
S&P 500 Index*                               4.29%       2.90%      10.47%     20.44%       23.77%     17.43%
Lipper Multi-Cap Core Fund Average**         0.53%       6.43%      13.69%     16.65%       19.53%     15.24%

AS OF MARCH 31, 2000
--------------------------------------------------------------------------------------------------------------
J.P. Morgan U.S. Equity Fund                 3.56%       15.25%     14.94%     22.78%       22.49%     17.65%
S&P 500 Index*                               2.29%       17.51%     17.94%     27.40%       26.76%     18.84%
Lipper Multi-Cap Core Fund Average**         5.39%       23.41%     25.51%     23.13%       21.96%     16.36%

*S&P 500 INDEX IS AN UNMANAGED INDEX USED TO PORTRAY THE PATTERN OF COMMON STOCK MOVEMENT BASED ON THE AVERAGE PERFORMANCE OF 500 WIDELY HELD COMMON STOCKS. IT DOES NOT INCLUDE FEES OR OPERATING EXPENSES AND IS NOT AVAILABLE FOR ACTUAL INVESTMENT.

**DESCRIBES THE AVERAGE TOTAL RETURN FOR ALL FUNDS IN THE INDICATED
LIPPER CATEGORY, AS DEFINED BY LIPPER INC., AND DOES NOT TAKE INTO ACCOUNT APPLICABLE SALES CHARGES. LIPPER ANALYTICAL SERVICES, INC. IS A LEADING SOURCE FOR MUTUAL FUND DATA. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS. FUND RETURNS ARE NET OF FEES AND ASSUME THE REINVESTMENT OF DISTRIBUTIONS.

PORTFOLIO MANAGER Q&A

[PHOTO]

The following is an interview with HENRY D. CAVANNA, managing director and member of the portfolio management team for The U.S. Equity Portfolio. Henry joined Morgan in 1971 and is a senior U.S. equity portfolio manager in the U.S. Equity and Balanced Accounts Group. Prior to joining Morgan, Henry was with Harris Upham & Co. He received his B.A. from Boston College and his L.L.B. from the University of Pennsylvania. This interview took place on June 11, 2000, and reflects Henry's views on that date.

THE U.S. ECONOMY HAS BEEN QUITE VOLATILE OVER THE PAST 12 MONTHS. WHAT WOULD YOU SAY WERE THE MAJOR HIGHLIGHTS DURING THIS PERIOD?

HDC: It's been an unusually volatile year, to be sure, one driven by several significant occurrences. First, there was the exceptional strength of the U.S. economy, which grew at an annual rate of over 7% in the fourth quarter of 1999 and over 5% during the first quarter of this year - all with virtually no signs of inflationary growth. This rapid growth rate combined with a still very strong stock market and unrelenting consumer consumption prompted the Federal Reserve Board to begin raising rates last June. Since then, we've experienced five consecutive quarter-point rate increases capped, at least thus far, with a half-point increase in May of this year. The first couple of moves in this regard were designed to take away the stimulus that the Fed had provided to the global economy following the Asian currency crises of 1997 and the Russian debt crisis of 1998. Lately, it has shifted into a more aggressive tightening mode, with the distinct promise of further increases yet to come, at least until there are unambiguous indications that our economy is slowing.

Late in this reporting period, we began to see signs of creeping inflationary growth for the first time in the present economic cycle. All along there have been signs of labor shortages and associated upward pressure on wages, but lately we've seen the prices of goods and raw materials come under pressure as well. Much higher energy prices have led the way, but we've also seen price pressures on a broad basket of basic materials, like paper, resin, and other commodities. Should these signs of inflation translate into actual inflationary growth, the Fed may have no choice but to tighten even further.

Another major event of the last year was a sharp division in the stock market, one that pitted so-called old economy stocks against their new economy counterparts. In the latter case, the telecommunications-media-technology stocks that investors defined as the new economy equities were driven to extremes of valuation that have only recently begun to relent. They were driven so largely by investors who recognized the Internet as a transforming global event and wanted to get their share of the companies that were perceived to be on the cutting edge of its development. Their virtually unrestrained affection for such stocks was such that they abandoned more basic industries in pursuit of them, along the way helping to drive down the prices of old economy companies to levels that were, and in some cases still are, well below what we believe to be any reasonable measure of their true valuation.

This unusual period of time ended, at least for the moment, in the middle of March 2000 when the tech-heavy NASDAQ peaked and subsequently corrected, with many of the names that had previously driven the market falling by the wayside in what was just short of a wholesale rout. The market is now waffling as investors try to come to grips with Fed policy and their own sometimes radically altered fortunes.

In capsule form, these were among the more significant events of the past twelve months. There were others, to be sure.

WHAT IS YOUR TAKE ON THE NEW ECONOMY?

HDC: I think it's for real. Broadly speaking, on a secular basis, there is legitimacy to the concept of our being in the midst of a new economy, one that is able to grow on a sustainable basis for a longer period and at somewhat higher rates than in the past, all without triggering underlying inflation. This is very good for capital markets, the stock market, P/Es, corporate profits, and so on.

There are basically two reasons why this new economy developed and is possibly here to stay. One is that corporate America has become much more competitive and leaner over the past decade, the result of downsizing, cost reductions and a strong focus on becoming globally competitive. Second is the impact of technology on the way that everyone, particularly corporate America, does business. Technology has led to major improvements in productivity, which in turn has led to virtually unprecedented price stability and very low inflation over the past several years.

I think it's fair to say that U.S. companies as a group have been on the forefront of embracing technology a little faster than the rest of the world, both on the telecommunications side and the data processing side. This is for real and is sustainable and long term in nature. It's a good development that underpins valuations in the U.S. market longer term.

But, at the same time, and at this point in time, we have peaked from an economic perspective. As noted, we're seeing a little inflation creep into the system and the economy has begun to slow. Whether this is due to the weight of its own excess, or the Fed's actions, or a combination of the two is anyone's guess. I, for one, side with the Fed and its virtually unimpeachable record in managing the economy over the aggressive expansionary period of the last 9-10 years. I would stress that when I say the economy is slowing, I don't mean slowing down and entering a recession, as has been the case in certain years past. Rather, I mean slowing from the unsustainable levels of growth in the 5%-7% range, to growth in the 3% range, which is still quite good. We're hopeful that this moderation of growth will relieve some of the pressures on labor and material prices and cut inflation off before it gets a head start. This isn't disturbing to us. It's what we need right now.

YOU SAID THAT INVESTORS HAD DEFINED NEW ECONOMY STOCKS AS THE TRI-SECTORS:
TELECOMMUNICATIONS, MEDIA, AND TECHNOLOGY. HOW DO YOU DIFFERENTIATE BETWEEN OLD AND NEW ECONOMY STOCKS, AND HOW HAS THE MARKETPLACE TREATED THEM LATELY?

HDC: For the most part, I'd have to agree with the market's definition of new economy equities as being all technology-related enterprises, including Internet-focused companies, telecommunications, and some media. However, I'd say we're talking principally about technology and the Internet offshoots of it. The old economy is everything else.

Technology as a group has risen to comprise some 30% of the S&P 500 and was selling at something like 60X 2000 earnings on average at its peak. By extension, the market continued to include in its valuation glow some pretty well-established, high quality growth companies that were not technology driven, such as GE, Wal-Mart, and other companies like them. These companies traded at around 40X 2000 earnings, so they weren't being penalized, but were being treated somewhat like new economy companies.

The rest of the market, including drug companies, utilities, banks, consumer durable and non-durable companies, and other perceived old economy stocks were being priced as a group in a range of 8X-25X 2000 earnings. Even the drug companies, which traditionally are classified as growth companies, were selling at multiples that were cheap in terms of their earnings potential. These did very poorly last year when there was enormous enthusiasm for technology and technology alone.

If you looked just at the 1999 calendar year, the S&P 500 was up 21%. But, you wouldn't have found this increase across the board. It was really driven by the technology sector, which was up 75%. In fact, among S&P 500 companies, only half were up last year, while the rest declined. So, the big returns came in a very concentrated form, with 25 stocks in the S&P 500 accounting for over 90% of its return for the year. This unusually narrow market carried over into the first quarter of 2000, got carried away with itself, became unsustainable, and has since adjusted to more realistic valuations, with technology correcting 30% from its peak. It is now coming back.

The NASDAQ is still off year-to-date through May, and the rest of the market is more or less flat as it continues to adjust to the valuation bubble created late last year through the first quarter of this one. A number of Internet stocks have been marked down to reality. The good ones still command premium values, but the peripheral ones have taken it on the chin, the victims of unrealistic business models. And, of course, the market is reacting to a slowing economy, one that will negatively impact quite a few companies as well, like those in the auto, finance and retail sectors, which tend to suffer when interest rates rise. So, it's been a swirling market, one lacking direction in the face of these and other issues. It's truly been an amazing time for U.S. equities, old or new economy.

NOT TOO LONG AGO, ALL ANYONE COULD TALK ABOUT WAS THE DOMINANCE OF LARGE- AND SUPER LARGE-CAP GROWTH STOCKS OVER ALL OTHER INVESTMENTS. WHAT HAPPENED TO THIS INVESTMENT THEME?

HDC: This major trend morphed into the new economy/technology theme. The dominance of big caps was true for the last couple of years, when we called the small group of standout large-cap growth stocks the "Nifty 50." At that time, it appeared that they could do no wrong. Lately, however, a number of the Nifty 50 companies haven't proven to be so nifty, after all. These companies, like the P&Gs of the world, have had real difficulty growing their top line revenues at a level that will produce double-digit earnings growth on a consistent basis. A number of these more traditional companies are fortunate to achieve even 4%-8% revenue growth.

By comparison, look on the other side of the ledger and see how the new economy companies compare with their old economy counterparts. I could list the Ciscos, EMCs, Sun Microsystems on one side, and you would see top line revenue growth of 25%-50%. And this is for very large companies, with $10-$20 billion in annual revenues. On the other side, I could list more traditional consumer products companies, like Coca Cola and Pepsico, and solid financial companies, like BankAmerica, where you might see annual revenue growth of 4%-6%.

So, the market has gotten part of this investment argument very right. There IS a revolution in technology, and there are a number of companies that are benefiting from producing and using it to enhance revenues. Their revenues are exploding, and not just for a quarter or two. We think this is a longer-term phenomenon that is poised to accelerate as U.S. businesses increasingly incorporate the Internet into their day-to-day operations. While consumers have been buying over the Internet for a couple of years, the business community has just begun to use it as a way of doing business with their customers and suppliers. This means that they will have to make major ongoing investments in better computer equipment, faster memory, more bandwidth and so on. You don't see the Duponts and the General Motors slowing their investments in telecommunications equipment, wireless infrastructure, wireless equipment, and other essential tools of the Internet Age. They're accelerating such investments. As a consequence, those new economy companies that can provide these capabilities are all but certain to continue to enjoy stellar revenue growth. There is a limit, of course, but I see this trend continuing for many years to come.

GIVEN THAT BACKDROP, HOW DID YOUR PORTFOLIO DO OVER THE PAST YEAR?

HDC: We underperformed the benchmark as well as the competition. The main reason was that the narrow, tech-driven market of the early part of this period was not one that favored stock picking, or broadly diversified portfolios. Active management is not going to outperform a market that is dominated by 25 stocks, or one sector. It's just not going to happen.

Our investment process stresses internal, proprietary research, and valuation methodologies that capture this research in our stock selection. Our focus is long term, and we don't tend to do well in markets that are driven by momentum, rather than underlying fundamentals.

WHAT WERE SOME OF YOUR STANDOUT STOCKS OVER THE PAST 12 MONTHS ENDING MAY 31?

HDC: Holdings in a variety of sectors helped performance. Tyco International, a very large holding and a diversified industrial company with good earnings growth, did very well over the 12 months, a period in which the overall market was flat. Another good performer was Pharmacia Corp., a large drug company that merged with Monsanto and, by doing so, acquired an excellent drug business with substantial growth potential. Both benefited from expected synergies between the two. We also made some good choices in the energy sector over the last year, including holding Anadarko Petroleum, which was up strongly during the period. Seagram's has also been a winner for us over this period of time and has benefited lately from speculation that it will be acquired by French conglomerate Vivendi.

Within technology, Texas Instruments has been a winner, owing largely to its dominance in the development and production of digital signal processing (DSP) chips, which are essential to cell phones. Another is Sun Microsystems, which has grown with increasing use of the Internet. Almost all major Internet companies use Sun servers and software for their most mission critical applications, and that's been a phenomenal growth business for the company.

WHICH WERE YOUR DISAPPOINTMENTS?

HDC: Motorola has been a disappointment. It's really a very good company, and getting better, but it hasn't delivered the earnings growth and the earnings profit margins we would like to see on the cell phone and cellular infrastructure sides of its business. We also own Smurfit-Stone Container, a paper company in the linerboard area, which has been very disappointing. It's a cyclical stock that trades on expectations about the economy. Even though earnings have been quite good, it has traded off a great deal as the market has rotated out of this sector. We think it's a cheap stock that is well managed and improving, but so far the market hasn't agreed with us. We also own some Global Crossing, a telecom company that has been building a global high speed telecom network. Its cash flow growth has been good, but it really hurt us when it fell victim to the second-quarter backlash against new economy companies. Microsoft hurt us, as well. We've been adding to it during the Department of Justice proceedings, but the stock has really underperformed the technology sector and the market quite a bit during this period of time. We think it's unusually attractive from an investment/valuation standpoint, but it's going through a difficult period. Even so, we are still comfortable with these and other companies from a valuation standpoint and look for them to improve as investors come down to earth and begin to value fundamentals over price momentum.

WHAT DO YOU SEE HAPPENING OVER THE NEXT FEW MONTHS?

HDC: Our best guess is that we're in a period where the market marks time, moving in a range of plus or minus 5%, as two events play out. One, the economy settles into a period of moderate growth and the Fed begins to back off. Two, the valuation bubble of the past year or so continues to correct, along the way creating enormous volatility. I think the message of the valuation bubble is that price does matter, that a lot of stocks continue to carry very big prices and that investors are trying to deal with a technology sector that is still priced at around 50X 2000 earnings.

Hopefully, what supports the market over the near term will be reasonable economic growth, reasonable profit growth and dissipating inflationary expectations. Going forward over the next year, we are positive on the market, but shorter term it will be difficult for it to march forward until the Fed signals that it's finished with interest rates for the time being and the aforementioned valuation bubble is deflated.

FUND FACTS

INVESTMENT OBJECTIVE
J.P. Morgan U.S. Equity Fund seeks to provide a high total return from a portfolio of selected equity securities. It is designed for investors who want an actively managed portfolio of selected equity securities that seeks to outperform the S&P 500 Index.

--------------------------------------------------------------------------------
COMMENCEMENT OF INVESTMENT OPERATIONS
6/27/85

--------------------------------------------------------------------------------
FUND NET ASSETS AS OF 5/31/00
$386,688,937

--------------------------------------------------------------------------------
PORTFOLIO NET ASSETS AS OF 5/31/00
$628,219,383

--------------------------------------------------------------------------------
DIVIDEND PAYABLE DATES
7/28/00, 10/27/00, 12/20/00

--------------------------------------------------------------------------------
CAPITAL GAIN PAYABLE DATE (IF APPLICABLE)
12/20/00

EXPENSE RATIO
The fund's current annualized expense ratio of 0.78% covers shareholders' expenses for custody, tax reporting, investment advisory, and shareholder services. The fund is no-load and does not charge any sales, redemption, or exchange fees. There are no additional charges for buying, selling, or safekeeping fund shares, or for wiring redemption proceeds from the fund.

FUND HIGHLIGHTS
ALL DATA AS OF MAY 31, 2000

PORTFOLIO ALLOCATION
(PERCENTAGE OF TOTAL INVESTMENTS)

[CHART]

TECHNOLOGY 30.0%
CONSUMER GOODS & SERVICES 17.7%
FINANCE 15.0%
HEALTHCARE 9.7%
INDUSTRIAL PRODUCTS & SERVICES 9.4%
ENERGY 6.7%
UTILITIES 5.3%
BASIC INDUSTRIES 4.4%
SHORT-TERM AND OTHER INVESTMENTS 1.1%
TRANSPORTATION 0.7%


LARGEST EQUITY HOLDINGS                 % OF TOTAL INVESTMENTS
-------------------------------------------------------------------------
Cisco Systems, Inc.(Technology)                 3.9%
Intel Corp. (Technology)                        3.8%
General Electric Co.
  (Industrial products & services)              3.6%
Exxon Mobil Corp. (Energy)                      3.5%
Tyco International Ltd.
  (Industrial products & services)              3.2%
Microsoft Corp. (Technology)                    3.0%
Sun Microsystems Inc. (Technology)              2.5%
U.S. Bancorp (Finance)                          2.1%
Wal-Mart Stores, Inc.
   (Consumer goods & services)                  2.0%
Pharmacia Corp. (Healthcare)                    1.9%

DISTRIBUTED BY FUNDS DISTRIBUTOR, INC. J.P. MORGAN INVESTMENT MANAGEMENT INC. SERVES AS AN INVESTMENT ADVISOR. SHARES OF THE FUND ARE NOT BANK DEPOSITS AND ARE NOT GUARANTEED BY ANY BANK, GOVERNMENT ENTITY, OR THE FDIC. RETURN AND SHARE PRICE WILL FLUCTUATE AND REDEMPTION VALUE MAY BE MORE OR LESS THAN ORIGINAL COST.

References to specific securities and their issuers are for illustrative purposes only and are not intended to be, and should not be interpreted as, recommendations to purchase or sell securities. Opinions expressed herein and other fund data presented are based on current market conditions and are subject to change without notice. The fund invests through a master portfolio (another fund with the same objective).

CALL J.P. MORGAN FUNDS SERVICES AT (800) 521-5411 FOR A PROSPECTUS CONTAINING MORE COMPLETE INFORMATION ABOUT THE FUND INCLUDING MANAGEMENT FEES AND OTHER EXPENSES. PLEASE READ THE PROSPECTUS CAREFULLY BEFORE INVESTING.

J.P. MORGAN U.S. EQUITY FUND
STATEMENT OF ASSETS AND LIABILITIES
MAY 31, 2000
--------------------------------------------------------------------------------

ASSETS
Investment in The U.S. Equity Portfolio
  ("Portfolio"), at value                          $386,739,730
Receivable for Shares of Beneficial Interest Sold       225,962
Prepaid Trustees' Fees                                    3,544
Prepaid Expenses and Other Assets                         2,337
                                                   ------------
    Total Assets                                    386,971,573
                                                   ------------
LIABILITIES
Payable for Shares of Beneficial Interest
  Redeemed                                              132,601
Shareholder Servicing Fee Payable                        82,341
Administrative Services Fee Payable                       8,030
Administration Fee Payable                                  335
Fund Services Fee Payable                                   334
Accrued Expenses                                         58,995
                                                   ------------
    Total Liabilities                                   282,636
                                                   ------------
NET ASSETS
Applicable to 17,809,326 Shares of Beneficial
  Interest Outstanding
  (par value $0.001, unlimited shares authorized)  $386,688,937
                                                   ============
Net Asset Value, Offering and Redemption Price
  Per Share                                              $21.71
                                                         ======
ANALYSIS OF NET ASSETS
Paid-in Capital                                    $316,132,233
Undistributed Net Investment Income                     282,245
Accumulated Net Realized Gain on Investment           6,206,581
Net Unrealized Appreciation of Investment            64,067,878
                                                   ------------
    Net Assets                                     $386,688,937
                                                   ============

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN U.S. EQUITY FUND
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MAY 31, 2000
--------------------------------------------------------------------------------

INVESTMENT INCOME ALLOCATED FROM PORTFOLIO
Allocated Dividend Income (Net of Foreign
  Withholding Tax of $13,910)                                  $  5,251,548
Allocated Interest Income                                           530,500
Allocated Portfolio Expenses                                     (1,952,858)
                                                               ------------
    Net Investment Income Allocated from
      Portfolio                                                   3,829,190
FUND EXPENSES
Shareholder Servicing Fee                          $1,060,020
Administrative Services Fee                           105,687
Transfer Agent Fees                                    79,909
Registration Fees                                      23,683
Professional Fees                                      13,298
Printing Expenses                                      10,669
Fund Services Fee                                       7,362
Trustees' Fees and Expenses                             5,655
Administration Fee                                      5,449
Insurance Expense                                       1,212
Miscellaneous                                          38,675
                                                   ----------
    Total Fund Expenses                                           1,351,619
                                                               ------------
NET INVESTMENT INCOME                                             2,477,571
NET REALIZED GAIN ON INVESTMENT ALLOCATED FROM
  PORTFOLIO                                                      22,541,364
NET CHANGE IN UNREALIZED DEPRECIATION OF
  INVESTMENT ALLOCATED FROM PORTFOLIO                           (14,614,735)
                                                               ------------
NET INCREASE IN NET ASSETS RESULTING FROM
  OPERATIONS                                                   $ 10,404,200
                                                               ============

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN U.S. EQUITY FUND
STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                   FOR THE FISCAL  FOR THE FISCAL
                                                     YEAR ENDED      YEAR ENDED
                                                    MAY 31, 2000    MAY 31, 1999
                                                   --------------  --------------
DECREASE IN NET ASSETS
FROM OPERATIONS
Net Investment Income                              $   2,477,571   $   2,935,400
Net Realized Gain on Investment Allocated from
  Portfolio                                           22,541,364      67,273,559
Net Change in Unrealized Depreciation of
  Investment Allocated from Portfolio                (14,614,735)     (3,547,045)
                                                   -------------   -------------
    Net Increase in Net Assets Resulting from
      Operations                                      10,404,200      66,661,914
                                                   -------------   -------------
DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                 (2,633,134)     (3,075,198)
Net Realized Gain                                    (63,328,227)    (69,795,494)
                                                   -------------   -------------
    Total Distributions to Shareholders              (65,961,361)    (72,870,692)
                                                   -------------   -------------
TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST
Proceeds from Shares of Beneficial Interest Sold      56,123,622      78,806,635
Reinvestment of Dividends and Distributions           60,760,972      66,771,512
Cost of Shares of Beneficial Interest Redeemed      (115,603,942)   (146,547,755)
                                                   -------------   -------------
    Net Increase (Decrease) from Transactions in
      Shares of Beneficial Interest                    1,280,652        (969,608)
                                                   -------------   -------------
    Total Decrease in Net Assets                     (54,276,509)     (7,178,386)
NET ASSETS
Beginning of Fiscal Year                             440,965,446     448,143,832
                                                   -------------   -------------
End of Fiscal Year (including undistributed net
  investment
  income of $282,245 and $437,808, respectively)   $ 386,688,937   $ 440,965,446
                                                   =============   =============

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN U.S. EQUITY FUND
FINANCIAL HIGHLIGHTS

--------------------------------------------------------------------------------
Selected data for a share outstanding throughout each year is as follows:

                                                          FOR THE FISCAL YEAR ENDED MAY 31,
                                                   ------------------------------------------------
                                                     2000      1999      1998      1997      1996
                                                   --------  --------  --------  --------  --------
NET ASSET VALUE, BEGINNING OF YEAR                 $  25.09  $  25.66  $  24.63  $  22.15  $  19.42
                                                   --------  --------  --------  --------  --------

INCOME FROM INVESTMENT OPERATIONS
Net Investment Income                                  0.15      0.18      0.18      0.25      0.38
Net Realized and Unrealized Gain on Investments        0.41      3.91      5.92      4.72      4.23
                                                   --------  --------  --------  --------  --------
Total from Investment Operations                       0.56      4.09      6.10      4.97      4.61
                                                   --------  --------  --------  --------  --------

LESS DISTRIBUTIONS TO SHAREHOLDERS FROM
Net Investment Income                                 (0.16)    (0.19)    (0.23)    (0.36)    (0.29)
Net Realized Gain                                     (3.78)    (4.47)    (4.84)    (2.13)    (1.59)
                                                   --------  --------  --------  --------  --------
Total Distributions to Shareholders                   (3.94)    (4.66)    (5.07)    (2.49)    (1.88)
                                                   --------  --------  --------  --------  --------

NET ASSET VALUE, END OF YEAR                       $  21.71  $  25.09  $  25.66  $  24.63  $  22.15
                                                   ========  ========  ========  ========  ========

RATIOS AND SUPPLEMENTAL DATA
Total Return                                           2.20%    18.39%    28.35%    25.00%    25.18%
Net Assets, End of Year (in thousands)             $386,689  $440,965  $448,144  $362,603  $330,014
Ratios to Average Net Assets
  Net Expenses                                         0.78%     0.79%     0.78%     0.80%     0.81%
  Net Investment Income                                0.59%     0.70%     0.71%     1.13%     1.87%

The Accompanying Notes are an Integral Part of the Financial Statements.

J.P. MORGAN U.S. EQUITY FUND
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2000
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The J.P. Morgan U.S. Equity Fund (the "fund") is a separate series of the
J.P. Morgan Funds, a Massachusetts business trust (the "trust"). The trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. The fund, prior to its tax-free reorganization on July 18, 1993, to a series of the trust, operated as a stand-alone mutual fund.

The fund invests all of its investable assets in The U.S. Equity Portfolio (the "portfolio"), a diversified open-end management investment company having the same investment objective as the fund. The value of such investment included in the Statement of Assets and Liabilities reflects the fund's proportionate interest in the net assets of the portfolio (62% at May 31, 2000). The performance of the fund is directly affected by the performance of the portfolio. The financial statements of the portfolio, including the Schedule of Investments, are included elsewhere in this report and should be read in conjunction with the fund's financial statements.

The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the fund:

   a) Valuation of securities by the portfolio is discussed in Note 1a of the portfolio's Notes to Financial Statements which are included elsewhere in this report.

   b) The fund records its share of net investment income, realized and unrealized gain and loss and adjusts its investment in the portfolio each day. All the net investment income and realized and unrealized gain and loss of the portfolio is allocated pro rata among the fund and other investors in the portfolio at the time of such determination.

   c) Distributions to shareholders of net investment income are declared as dividends and paid quarterly. Distributions to shareholders of net realized capital gain, if any, are declared and paid annually.

   d) Expenses incurred by the trust with respect to any two or more funds in the trust are allocated in proportion to the net assets of each fund in the trust, except where allocations of direct expenses to each fund can otherwise be made fairly. Expenses directly attributable to a fund are charged to that fund.

   e) The fund is treated as a separate entity for federal income tax purposes and intends to comply with the provisions of the Internal Revenue Code of 1986, as amended, applicable to regulated investment companies and to distribute substantially all of its income, including net realized capital gains, if any, within the prescribed time periods. Accordingly, no provision for federal income or excise tax is necessary.

   f) The fund accounts for and reports distributions to shareholders in accordance with Statement of Position 93-2 "Determination, Disclosure, and Financial Statement Presentation of Income, Capital Gain, and Return of Capital Distributions by Investment Companies." The effect of applying this statement as of May 31, 2000 was to decrease accumulated net realized gain on investment by $140,334

J.P. MORGAN U.S. EQUITY FUND
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------
      and increase paid-in-capital by $140,334. The adjustments are primarily attributable to the application of tax allocation rules and a basis adjustment as a result of asset migration at the portfolio level. Net investment income, net realized gains and net assets were not affected by this change.

2. TRANSACTIONS WITH AFFILIATES

   a) The trust, on behalf of the fund, has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as co-administrator and distributor for the fund. Under a Co-Administration Agreement between FDI and the trust on behalf of the fund, FDI provides administrative services necessary for the operations of the fund, furnishes office space and facilities required for conducting the business of the fund and pays the compensation of the fund's officers affiliated with FDI. The fund has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The amount allocable to the fund is based on the ratio of the fund's net assets to the aggregate net assets of the trust and certain other investment companies subject to similar agreements with FDI. For the fiscal year ended May 31, 2000, the fee for these services amounted to $5,449.

   b) The trust, on behalf of the fund, has an Administrative Services Agreement (the "Services Agreement") with Morgan, under which Morgan is responsible for certain aspects of the administration and operation of the fund. Under the Services Agreement, the fund has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the portfolio and the other portfolios in which the trust and the J.P. Morgan Institutional Funds invest (the "master portfolios") and J.P. Morgan Series Trust in accordance with the following annual schedule: 0.09% on the first $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion less the complex-wide fees payable to FDI. The portion of this charge payable by the fund is determined by the proportionate share that its net assets bear to the net assets of the trust, the master portfolios, other investors in the master portfolios for which Morgan provides similar services, and J.P. Morgan Series Trust. For the fiscal year ended May 31, 2000, the fee for these services amounted to $105,687.

   c) The trust, on behalf of the fund, has a Shareholder Servicing Agreement with Morgan to provide account administration and personal account maintenance service to fund shareholders. The agreement provides for the fund to pay Morgan a fee for these services which is computed daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the fund. For the fiscal year ended May 31, 2000, the fee for these services amounted to $1,060,020.

      Morgan, Charles Schwab & Co. ("Schwab") and the trust are parties to separate services and operating agreements (the "Schwab Agreements") whereby Schwab makes fund shares available to customers of investment advisors and other financial intermediaries who are Schwab's clients. The fund is not responsible for payments to Schwab under the Schwab Agreements; however, in the event the services agreement with Schwab is terminated for reasons other than a breach by Schwab and the relationship between the trust and Morgan is terminated, the fund would be responsible for the ongoing payments to Schwab with respect to pre-termination shares.

J.P. MORGAN U.S. EQUITY FUND
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

   d) The trust, on behalf of the fund, has a Fund Services Agreement with Pierpont Group, Inc. ("Group") to assist the trustees in exercising their overall supervisory responsibilities for the trust's affairs. The trustees of the trust represent all the existing shareholders of Group. The fund's allocated portion of Group's costs in performing its services amounted to $7,362 for the fiscal year ended May 31, 2000.

   e) An aggregate annual fee of $75,000 is paid to each trustee for serving as a trustee of the trust, the J.P. Morgan Institutional Funds, the master portfolios and J.P. Morgan Series Trust. The Trustees' Fees and Expenses shown in the financial statements represent the fund's allocated portion of the total fees and expenses. The trust's Chairman and Chief Executive Officer also serves as Chairman of Group and receives compensation and employee benefits from Group in his role as Group's Chairman. The allocated portion of such compensation and benefits included in the Fund Services Fee shown in the financial statements was $1,400.

3. TRANSACTIONS IN SHARES OF BENEFICIAL INTEREST

The Declaration of Trust permits the trustees to issue an unlimited number of full and fractional shares of beneficial interest of one or more series. Transactions in shares of beneficial interest of the fund were as follows:

                                                   FOR THE FISCAL  FOR THE FISCAL
                                                     YEAR ENDED      YEAR ENDED
                                                    MAY 31, 2000    MAY 31, 1999
                                                   --------------  --------------
Shares of Beneficial Interest Sold...............      2,355,341       3,225,938
Reinvestment of Dividends and Distributions......      2,789,586       3,009,630
Shares of Beneficial Interest Redeemed...........     (4,911,936)     (6,126,724)
                                                   -------------   -------------
Net Increase.....................................        232,991         108,844
                                                   =============   =============

From time to time, the fund may have a concentration of several shareholders holding a significant percentage of shares outstanding. Investment activities of these shareholders could have a material impact on the fund.

4. CREDIT AGREEMENT

The trust, on behalf of the fund, together with other affiliated investment companies (the "funds"), entered into a revolving line of credit agreement (the "Agreement") on May 26, 1999, with unaffiliated lenders. The maximum borrowing under the Agreement was $150,000,000. The Agreement expired on May 23, 2000, however, the fund as party to the Agreement has extended the Agreement and continues its participation therein for an additional 364 days until May 21, 2001. The maximum borrowing under the new Agreement is $150,000,000. The purpose of the Agreement is to provide another alternative for settling large fund shareholder redemptions. Interest on any such borrowings outstanding will approximate market rates. Under the Agreement, the commitment fee is at an annual rate of 0.085% on the unused portion of the committed amount. The commitment fee is allocated to the funds in accordance with the procedures established by their respective trustees or directors. There were no outstanding borrowings pursuant to the Agreement at May 31, 2000.

                                    * * * *

5. TAX INFORMATION NOTICE (UNAUDITED)

For corporate taxpayers 50.59% of the ordinary income distributions paid during the fiscal year ended May 31, 2000 qualify for the corporate dividends received deductions.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustees and Shareholders of
J.P. Morgan U.S. Equity Fund

In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of J.P. Morgan U.S. Equity Fund (one of the series constituting part of the J.P. Morgan Funds, hereafter referred to as the "fund") at May 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and financial highlights for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the fund's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
New York, New York
July 14, 2000

The U.S. Equity Portfolio

Annual Report May 31, 2000

(The following pages should be read in conjunction with J.P. Morgan U.S. Equity Fund
Annual Financial Statements)

THE U.S. EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES          VALUE
-------------------------------------------------  -------------  -------------
COMMON STOCKS (98.5%)
BASIC INDUSTRIES (4.4%)
CHEMICALS (2.6%)
Air Products and Chemicals, Inc..................       225,600   $  7,811,400
Rohm & Haas Co...................................       242,200      8,265,075
                                                                  ------------
                                                                    16,076,475
                                                                  ------------

FOREST PRODUCTS & PAPER (0.9%)
Smurfit-Stone Container Corp.+...................       414,700      5,883,556
                                                                  ------------

METALS & MINING (0.9%)
Alcoa, Inc.......................................        34,132      1,994,589
Allegheny Technologies, Inc......................       121,086      2,732,003
Phelps Dodge Corp................................        17,900        803,262
                                                                  ------------
                                                                     5,529,854
                                                                  ------------
  TOTAL BASIC INDUSTRIES.........................                   27,489,885
                                                                  ------------

CONSUMER GOODS & SERVICES (17.5%)
AUTOMOTIVE (1.4%)
Dana Corp........................................        73,000      1,884,312
Ford Motor Co....................................        72,600      3,525,637
Lear Corp.+......................................       138,400      3,243,750
                                                                  ------------
                                                                     8,653,699
                                                                  ------------

BROADCASTING & PUBLISHING (1.8%)
AT&T Corp. - Liberty Media Group, Class A+.......       112,600      4,989,587
Comcast Corp., Class A+..........................       103,100      3,904,912
MediaOne Group, Inc.+............................        41,000      2,739,312
                                                                  ------------
                                                                    11,633,811
                                                                  ------------

ENTERTAINMENT, LEISURE & MEDIA (4.1%)
America Online, Inc.+............................       173,100      9,174,300
News Corp. Ltd. (Spons. ADR)(i)..................       175,400      7,991,662
Seagram Company Ltd.(i)..........................        73,200      3,490,725
Time Warner, Inc.................................        62,300      4,917,806
                                                                  ------------
                                                                    25,574,493
                                                                  ------------
              SECURITY DESCRIPTION                    SHARES          VALUE
-------------------------------------------------  -------------  -------------

FOOD, BEVERAGES & TOBACCO (2.9%)
Coca-Cola Co.....................................       104,400   $  5,572,350
Philip Morris Companies, Inc.....................       357,200      9,331,850
Quaker Oats Co...................................        47,400      3,486,862
                                                                  ------------
                                                                    18,391,062
                                                                  ------------

HOUSEHOLD PRODUCTS (1.2%)
Clorox Co........................................        58,300      2,310,137
Procter & Gamble Co..............................        79,660      5,297,390
                                                                  ------------
                                                                     7,607,527
                                                                  ------------

PERSONAL CARE (1.0%)
Estee Lauder Companies, Inc., Class A............        43,100      1,931,419
Gillette Co......................................       140,000      4,672,500
                                                                  ------------
                                                                     6,603,919
                                                                  ------------

RETAIL (5.1%)
Abercrombie & Fitch Co., Class A+................       177,500      1,741,719
Circuit City Stores-Circuit City Group...........        80,800      4,024,850
Gap, Inc.........................................        72,400      2,538,525
Home Depot, Inc..................................        61,700      3,011,731
Target Corp......................................        80,500      5,046,344
TJX Companies, Inc...............................       159,200      3,442,700
Wal-Mart Stores, Inc.............................       211,300     12,176,162
                                                                  ------------
                                                                    31,982,031
                                                                  ------------
  TOTAL CONSUMER GOODS & SERVICES................                  110,446,542
                                                                  ------------

ENERGY (6.6%)
GAS-PIPELINES (0.7%)
Dynegy, Inc., Class A............................        56,100      4,326,712
                                                                  ------------

OIL-PRODUCTION (5.4%)
Anadarko Petroleum Corp..........................        94,400      5,009,100
Baker Hughes, Inc................................       120,800      4,379,000
Chevron Corp.....................................        31,200      2,884,050
Exxon Mobil Corp.................................       263,248     21,931,849
                                                                  ------------
                                                                    34,203,999
                                                                  ------------

The Accompanying Notes are an Integral Part of the Financial Statements.

THE U.S. EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES          VALUE
-------------------------------------------------  -------------  -------------
OIL-SERVICES (0.5%)
Global Marine, Inc.+.............................       119,400   $  3,380,512
                                                                  ------------
  TOTAL ENERGY...................................                   41,911,223
                                                                  ------------
FINANCE (15.0%)
BANKING (5.5%)
Astoria Financial Corp...........................       107,730      2,935,642
Bank One Corp....................................       110,200      3,643,487
Citigroup, Inc...................................       105,600      6,567,000
First Union Corp.................................       147,900      5,204,231
KeyCorp..........................................       148,500      3,118,500
U.S. Bancorp.....................................       492,000     12,792,000
                                                                  ------------
                                                                    34,260,860
                                                                  ------------

FINANCIAL SERVICES (5.3%)
Capital One Financial Corp.......................       173,100      8,178,975
CIT Group, Inc., Class A.........................       139,700      2,558,256
E*TRADE Group, Inc.+.............................       417,900      6,503,569
Freddie Mac......................................       133,600      5,945,200
Goldman Sachs Group, Inc.........................       136,600     10,048,638
                                                                  ------------
                                                                    33,234,638
                                                                  ------------
INSURANCE (4.2%)
Ambac Financial Group, Inc.......................       193,500      9,747,563
American International Group, Inc................        30,700      3,455,669
CIGNA Corp.......................................        50,000      4,440,625
MetLife, Inc.+...................................       218,400      4,477,200
XL Capital Ltd., Class A(i)......................        70,500      4,194,750
                                                                  ------------
                                                                    26,315,807
                                                                  ------------
  TOTAL FINANCE..................................                   93,811,305
                                                                  ------------

HEALTH CARE (9.7%)
MEDICAL SUPPLIES (0.5%)
PE Corp. - PE Biosystems Group...................        53,300      2,958,150
                                                                  ------------

PHARMACEUTICALS (9.2%)
ALZA Corp.+......................................       221,300     11,244,806
American Home Products Corp......................        68,900      3,711,988
Bristol-Myers Squibb Co..........................       116,300      6,403,769
Eli Lilly & Co...................................       118,500      9,020,813
Merck & Co., Inc.................................        44,400      3,313,350
Pharmacia Corp...................................       224,475     11,658,670
              SECURITY DESCRIPTION                    SHARES          VALUE
-------------------------------------------------  -------------  -------------
PHARMACEUTICALS (CONTINUED)

Schering-Plough Corp.............................       133,300   $  6,448,388
Warner-Lambert Co................................        46,800      5,715,450
                                                                  ------------
                                                                    57,517,234
                                                                  ------------
  TOTAL HEALTH CARE..............................                   60,475,384
                                                                  ------------

INDUSTRIAL PRODUCTS & SERVICES (9.4%)
COMMERCIAL SERVICES (0.4%)
Cendant Corp.+...................................       204,100      2,704,325
                                                                  ------------

DIVERSIFIED MANUFACTURING (8.5%)
Cooper Industries, Inc...........................        78,600      2,633,100
General Electric Co..............................       427,200     22,481,400
Honeywell International, Inc.....................       144,500      7,902,344
Tyco International Ltd.(i).......................       428,992     20,189,436
                                                                  ------------
                                                                    53,206,280
                                                                  ------------

POLLUTION CONTROL (0.5%)
Waste Management, Inc............................       153,457      3,126,686
                                                                  ------------
  TOTAL INDUSTRIAL PRODUCTS & SERVICES...........                   59,037,291
                                                                  ------------

TECHNOLOGY (29.9%)
COMPUTER PERIPHERALS (2.4%)
EMC Corp.+.......................................        57,400      6,676,338
Quantum Corp.- DLT & Storage Systems+............       222,400      2,307,400
Seagate Technology, Inc.+........................       101,000      5,858,000
                                                                  ------------
                                                                    14,841,738
                                                                  ------------

COMPUTER SOFTWARE (6.5%)
Citrix Systems, Inc.+............................        73,600      3,873,200
Computer Associates International, Inc...........       151,900      7,822,850
Microsoft Corp.+.................................       313,000     19,582,063
Oracle Corp.+....................................        77,600      5,577,500
Parametric Technology Corp.+.....................       148,600      1,578,875
Siebel Systems, Inc.+............................        20,900      2,445,300
                                                                  ------------
                                                                    40,879,788
                                                                  ------------

COMPUTER SYSTEMS (5.6%)
Compaq Computer Corp.............................       198,200      5,202,750
Dell Computer Corp.+.............................       113,400      4,890,375
Hewlett-Packard Co...............................        48,600      5,838,075

The Accompanying Notes are an Integral Part of the Financial Statements.

THE U.S. EQUITY PORTFOLIO
SCHEDULE OF INVESTMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

              SECURITY DESCRIPTION                    SHARES          VALUE
-------------------------------------------------  -------------  -------------
COMPUTER SYSTEMS (CONTINUED)
International Business Machines Corp.............        31,800   $  3,412,538
Sun Microsystems, Inc.+..........................       205,300     15,731,113
                                                                  ------------
                                                                    35,074,851
                                                                  ------------
ELECTRONICS (4.2%)
Cisco Systems, Inc.+.............................       425,900     24,249,681
Micron Technology, Inc.+.........................        32,600      2,279,963
                                                                  ------------
                                                                    26,529,644
                                                                  ------------
SEMICONDUCTORS (5.2%)
Intel Corp.......................................       189,700     23,653,219
Texas Instruments, Inc...........................       127,000      9,175,750
                                                                  ------------
                                                                    32,828,969
                                                                  ------------

TELECOMMUNICATION SERVICES (2.8%)
Allegiance Telecom, Inc.+........................        24,500      1,295,438
Global Crossing Ltd.+(i).........................       140,500      3,521,281
Sprint Corp. (PCS Group)+........................        71,500      3,968,250
WorldCom, Inc.+..................................       234,750      8,832,469
                                                                  ------------
                                                                    17,617,438
                                                                  ------------

TELECOMMUNICATIONS-EQUIPMENT (3.2%)
Lucent Technologies, Inc.........................       102,400      5,875,200
Motorola, Inc....................................        67,900      6,365,625
Nortel Networks Corp.............................        71,000      3,856,188
QUALCOMM, Inc.+..................................        20,700      1,373,963
Tellabs, Inc.+...................................        41,800      2,714,388
                                                                  ------------
                                                                    20,185,364
                                                                  ------------
  TOTAL TECHNOLOGY...............................                  187,957,792
                                                                  ------------

TRANSPORTATION (0.7%)
RAILROADS (0.7%)
Union Pacific Corp...............................        97,800      4,138,163
                                                                  ------------

UTILITIES (5.3%)
ELECTRIC (0.8%)
Allegheny Energy, Inc............................        71,100      2,199,656
PG&E Corp........................................        99,000      2,567,813
                                                                  ------------
                                                                     4,767,469
                                                                  ------------

PIPELINES (0.5%)
Columbia Energy Group............................        48,550      3,140,578
                                                                  ------------
              SECURITY DESCRIPTION                    SHARES          VALUE
-------------------------------------------------  -------------  -------------

TELEPHONE (4.0%)
AT&T Corp........................................       161,100   $  5,588,156
Bell Atlantic Corp...............................        45,600      2,411,100
GTE Corp.........................................        90,000      5,692,500
Level 3 Communications, Inc.+....................        53,900      4,113,244
SBC Communications, Inc..........................       172,300      7,527,356
                                                                  ------------
                                                                    25,332,356
                                                                  ------------
  TOTAL UTILITIES................................                   33,240,403
                                                                  ------------
  TOTAL COMMON STOCKS
   (COST $510,143,799)...........................                  618,507,988
                                                                  ------------

                                                     PRINCIPAL
                                                      AMOUNT
                                                   -------------
FIXED INCOME SECURITIES (0.2%)
U.S. TREASURY OBLIGATIONS (0.2%)
Notes, 5.625% due 02/28/01(s)
  (cost $1,143,644)..............................  $  1,150,000      1,141,019
                                                                  ------------
SHORT-TERM INVESTMENTS (0.9%)
OTHER INVESTMENT COMPANIES (0.9%)
J.P. Morgan Institutional Prime Money Market
  Fund*
  (cost $5,750,959)..............................  $  5,750,959      5,750,959
                                                                  ------------
TOTAL INVESTMENTS
  (COST $517,038,402) (99.6%)...................................   625,399,966
OTHER ASSETS IN EXCESS OF LIABILITIES (0.4%)....................
                                                                     2,819,417
                                                                  ------------
NET ASSETS (100.0%).............................................  $628,219,383
                                                                  ============

------------------------------
Note: Based on the cost of investments of $520,910,192 for federal income tax purposes at May 31, 2000 the aggregate gross unrealized appreciation and depreciation was $140,958,375 and $36,468,601, respectively, resulting in net unrealized appreciation of $104,489,774.

+  Non-income producing security.

(i) Foreign security.

(s) Security is partially segregated with custodian as collateral for futures contracts or with broker as initial margin for futures contracts.

Spon. ADR - Sponsored American Depositary Receipt.

* Money market mutual fund registered under the Investment Company Act of 1940, as amended, and advised by J.P. Morgan Investment Management, Inc.

The Accompanying Notes are an Integral Part of the Financial Statements.

THE U.S. EQUITY PORTFOLIO
STATEMENT OF ASSETS AND LIABILITIES
MAY 31, 2000
--------------------------------------------------------------------------------

ASSETS
Investments at Value (Cost $517,038,402)           $625,399,966
Cash                                                  1,144,405
Receivable for Investments Sold                       4,349,045
Dividends Receivable                                    820,859
Interest Receivable                                      63,807
Variation Margin Receivable                               7,981
Receivable for Expense Reimbursement                      1,469
Prepaid Trustees' Fees                                    5,064
Prepaid Expenses and Other Assets                         3,391
                                                   ------------
    Total Assets                                    631,795,987
                                                   ------------
LIABILITIES
Payable for Investments Purchased                     3,254,641
Advisory Fee Payable                                    214,636
Custody Fee Payable                                      65,141
Administrative Services Fee Payable                      13,082
Administration Fee Payable                                  891
Fund Services Fee Payable                                   544
Accrued Expenses                                         27,669
                                                   ------------
    Total Liabilities                                 3,576,604
                                                   ------------
NET ASSETS
Applicable to Investors' Beneficial Interests      $628,219,383
                                                   ============

The Accompanying Notes are an Integral Part of the Financial Statements.

THE U.S. EQUITY PORTFOLIO
STATEMENT OF OPERATIONS
FOR THE FISCAL YEAR ENDED MAY 31, 2000
--------------------------------------------------------------------------------

INVESTMENT INCOME
Dividend Income (Net of Foreign Withholding Tax
  of $22,818)                                                   $ 8,561,065
Interest Income                                                     865,011
                                                                -----------
    Investment Income                                             9,426,076
EXPENSES
Advisory Fee                                       $ 2,748,787
Custodian Fees and Expenses                            180,628
Administrative Services Fee                            172,419
Professional Fees and Expenses                          45,426
Fund Services Fee                                       12,016
Trustees' Fees and Expenses                              7,171
Administration Fee                                       6,803
Miscellaneous                                            9,587
                                                   -----------
    Total Expenses                                                3,182,837
                                                                -----------
NET INVESTMENT INCOME                                             6,243,239
NET REALIZED GAIN ON
  Investments                                       37,972,209
  Futures Contracts                                    166,859
                                                   -----------
    Net Realized Gain                                            38,139,068
NET CHANGE IN UNREALIZED DEPRECIATION OF
  Investments                                      (24,714,604)
  Futures Contracts                                    (66,221)
                                                   -----------
    Net Change in Unrealized Depreciation                       (24,780,825)
                                                                -----------
NET INCREASE IN NET ASSETS RESULTING FROM
  OPERATIONS                                                    $19,601,482
                                                                ===========

The Accompanying Notes are an Integral Part of the Financial Statements.

THE U.S. EQUITY PORTFOLIO
STATEMENT OF CHANGES IN NET ASSETS
--------------------------------------------------------------------------------

                                                   FOR THE FISCAL  FOR THE FISCAL
                                                     YEAR ENDED      YEAR ENDED
                                                    MAY 31, 2000    MAY 31, 1999
                                                   --------------  --------------
DECREASE IN NET ASSETS
FROM OPERATIONS
Net Investment Income                              $   6,243,239   $   7,489,950
Net Realized Gain on Investments and Futures
  Contracts                                           38,139,068     124,444,147
Net Change in Unrealized Depreciation of
  Investments and Futures Contracts                  (24,780,825)    (20,064,046)
                                                   -------------   -------------
    Net Increase in Net Assets Resulting from
      Operations                                      19,601,482     111,870,051
                                                   -------------   -------------
TRANSACTIONS IN INVESTORS' BENEFICIAL INTERESTS
Contributions                                        207,425,150     137,233,705
Withdrawals                                         (318,237,694)   (356,977,035)
                                                   -------------   -------------
    Net Decrease from Investors' Transactions       (110,812,544)   (219,743,330)
                                                   -------------   -------------
    Total Decrease in Net Assets                     (91,211,062)   (107,873,279)
NET ASSETS
Beginning of Fiscal Year                             719,430,445     827,303,724
                                                   -------------   -------------
End of Fiscal Year                                 $ 628,219,383   $ 719,430,445
                                                   =============   =============

--------------------------------------------------------------------------------
SUPPLEMENTARY DATA
--------------------------------------------------------------------------------

                                                   FOR THE FISCAL YEAR ENDED MAY 31,
                                                   ---------------------------------
                                                   2000   1999   1998   1997   1996
                                                   -----  -----  -----  -----  -----
RATIOS TO AVERAGE NET ASSETS
  Expenses                                         0.46%  0.47%  0.47%  0.47%  0.46%
  Net Investment Income                            0.90%  1.03%  1.01%  1.44%  2.20%
Portfolio Turnover                                   89%    84%   106%    99%    85%

The Accompanying Notes are an Integral Part of the Financial Statements.

THE U.S. EQUITY PORTFOLIO
NOTES TO FINANCIAL STATEMENTS
MAY 31, 2000
--------------------------------------------------------------------------------

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The U.S. Equity Portfolio (the "portfolio") is registered under the Investment Company Act of 1940, as amended, as a no-load, diversified, open-end management investment company which was organized as a trust under the laws of the State of New York. The portfolio commenced operations on July 19, 1993. The portfolio's investment objective is to provide a high total return from a portfolio of selected equity securities. The Declaration of Trust permits the trustees to issue an unlimited number of beneficial interests in the portfolio.

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts and disclosures. Actual amounts could differ from those estimates. The following is a summary of the significant accounting policies of the portfolio:

   a) The portfolio values securities that are listed on an exchange using prices supplied daily by an independent pricing service that are based on the last traded price on a national securities exchange or in the absence of recorded trades, at the readily available mean of the bid and asked prices on such exchange, if such exchange or market constitutes the broadest and most representative market for the security. Securities listed on a foreign exchange are valued at the last traded price or in the absence of recorded trades, at the readily available mean of the bid and asked prices on such exchange available before the time when net assets are valued. Independent pricing service procedures may also include the use of prices based on yields or prices of securities of comparable quality, coupon, maturity and type, indications as to the values from dealers, operating data, and general market conditions. Unlisted securities are valued at the average of the quoted bid and asked prices in the over-the-counter market provided by a principal market maker or dealer. If prices are not supplied by the portfolio's independent pricing service or principal market maker or dealer, such securities are priced using fair values in accordance with procedures adopted by the portfolio's trustees. All short-term securities with a remaining maturity of sixty days or less are valued using the amortized cost method.

   b) The portfolio's custodian (or designated subcustodians, as the case may be under tri-party repurchase agreements) takes possession of the collateral pledged for investments in repurchase agreements on behalf of the portfolio. It is the policy of the portfolio to value the underlying collateral daily on a mark-to-market basis to determine that the value, including accrued interest, is at least equal to the repurchase price plus accrued interest. In the event of default of the obligation to repurchase, the portfolio has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. Under certain circumstances, in the event of default or bankruptcy by the other party to the agreement, realization and/or retention of the collateral or proceeds may be subject to legal proceedings.

   c) Securities transactions are recorded on a trade date basis. Dividend income is recorded on the ex-dividend date or as of the time that the relevant ex-dividend date and amount becomes known. Interest income, which includes the amortization of premiums and discounts, if any, is recorded on an accrual basis. For financial and tax reporting purposes, realized gains and losses are determined on the basis of specific lot identification.

   d) A futures contract is an agreement to purchase/sell a specified quantity of an underlying instrument at a specified future date or to make/receive a cash payment based on the value of a securities index. The price at which the purchase and sale will take place is fixed when the portfolio enters into the contract. Upon entering into such a contract, the portfolio is required to pledge to the broker an amount of cash

THE U.S. EQUITY PORTFOLIO
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------
      and/or liquid securities equal to the minimum "initial margin" requirements of the exchange. Pursuant to the contract, the portfolio agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in value of the contract. Such receipts or payments are known as "variation margin" and are recorded by the portfolio as unrealized gains or losses. When the contract is closed, the portfolio records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time when it was closed. The portfolio invests in futures contracts for the purpose of hedging its existing portfolio securities, or securities the portfolio intends to purchase, against fluctuations in value caused by changes in prevailing market interest rates or securities movement. The use of futures transactions involves the risk of imperfect correlation in movements in the price of futures contracts, interest rates and the underlying hedged assets, and the possible inability of counterparties to meet the terms of their contracts.

   e) The portfolio intends to be treated as a partnership for federal income tax purposes. As such, each investor in the portfolio will be taxed on its share of the portfolio's ordinary income and capital gains. It is intended that the portfolio's assets will be managed in such a way that an investor in the portfolio will be able to satisfy the requirements of Subchapter M of the Internal Revenue Code. The portfolio earns foreign income which may be subject to foreign withholding taxes at various rates.

2. TRANSACTIONS WITH AFFILIATES

   a) The portfolio has an Investment Advisory Agreement with J.P. Morgan Investment Management Inc. ("JPMIM"), an affiliate of Morgan Guaranty Trust Company of New York ("Morgan") and a wholly owned subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan"). Under the terms of the agreement, the portfolio pays Morgan at an annual rate of 0.40% of the portfolio's average daily net assets. For the fiscal year ended May 31, 2000, such fees amounted to $2,767,011.

      The fund may invest in one or more affiliated money market funds:
      J.P. Morgan Institutional Prime Money Market Fund, J.P. Morgan Institutional Tax Exempt Money Market Fund, J.P. Morgan Institutional Federal Money Market Fund and J.P. Morgan Institutional Treasury Money Market Fund. The Advisor has agreed to reimburse its advisory fee from the fund in an amount to offset any doubling of investment advisory and shareholder servicing fees. For the fiscal year ended May 31, 2000, J.P. Morgan has agreed to reimburse the fund $18,224 under this agreement. Interest income included in the Statement of Operations for the year ended May 31, 2000 includes $460,527 of interest income from investments in affiliated Money Market Funds.

   b) The trust, on behalf of the portfolio, has retained Funds Distributor, Inc. ("FDI"), a registered broker-dealer, to serve as the co-administrator and exclusive placement agent. Under a Co-Administration Agreement between FDI and the portfolio, FDI provides administrative services necessary for the operations of the portfolio, furnishes office space and facilities required for conducting the business of the portfolio and pays the compensation of the portfolio's officers affiliated with FDI. The portfolio has agreed to pay FDI fees equal to its allocable share of an annual complex-wide charge of $425,000 plus FDI's out-of-pocket expenses. The amount allocable to the portfolio is based on the ratio of the portfolio's net assets to the aggregate net assets of the portfolio and certain other investment companies subject to similar agreements with FDI. For the fiscal year ended May 31, 2000, the fee for these services amounted to $6,803.

THE U.S. EQUITY PORTFOLIO
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
MAY 31, 2000
--------------------------------------------------------------------------------

   c) The trust, on behalf of the portfolio, has an Administrative Services Agreement (the "Services Agreement") with Morgan, under which Morgan is responsible for certain aspects of the administration and operation of the portfolio. Under the Services Agreement, the portfolio has agreed to pay Morgan a fee equal to its allocable share of an annual complex-wide charge. This charge is calculated based on the aggregate average daily net assets of the portfolio and certain other portfolios for which the Morgan acts as advisor (the "master portfolios") and J.P. Morgan Series Trust in accordance with the following annual schedule: 0.09% on the first
      $7 billion of their aggregate average daily net assets and 0.04% of their aggregate average daily net assets in excess of $7 billion, less the complex-wide fees payable to FDI. The portion of this charge payable by the portfolio is determined by the proportionate share that its net assets bear to the net assets of the portfolio, other investors in the master portfolios for which Morgan provides similar services, and J.P. Morgan Series Trust. For the fiscal year ended May 31, 2000, the fee for these services amounted to $172,419.

   d) The trust, on behalf of the portfolio, has a Fund Services Agreement with Pierpont Group, Inc. ("Group") to assist the trustees in exercising their overall supervisory responsibilities for the portfolio's affairs. The trustees of the portfolio represent all the existing shareholders of Group. The portfolio's allocated portion of Group's costs in performing its services amounted to $12,016 for the fiscal year ended May 31, 2000.

   e) An aggregate annual fee of $75,000 is paid to each trustee for serving as a trustee of the J.P. Morgan Funds, the J.P. Morgan Institutional Funds, the master portfolios and J.P. Morgan Series Trust. The Trustees' Fees and Expenses shown in the financial statements represents the portfolio's allocated portion of the total fees and expenses. The portfolio's Chairman and Chief Executive Officer also serves as Chairman of Group and received compensation and employee benefits from Group in his role as Group's Chairman. The allocated portion of such compensation and benefits included in the Fund Services Fee shown in the financial statements was $2,300.

3. INVESTMENT TRANSACTIONS

Investment transactions (excluding short-term investments) for the fiscal year ended May 31, 2000 were as follows:

COST OF              PROCEEDS
PURCHASES           FROM SALES
- ---------          ------------
$601,219,097       $694,056,543

Futures transactions as of May 31, 2000 are summarized as follows:

                                                                   NET UNREALIZED    CURRENT MARKET
                                                   CONTRACTS LONG   APPRECIATION   VALUE OF CONTRACTS
                                                   --------------  --------------  ------------------
S&P 500, expiring June 2000......................        8            $7,981          $2,844,400
                                                   =============   =============   =================

4. CREDIT AGREEMENT

The portfolio is party to a revolving line of credit agreement (the "Agreement") as discussed more fully in Note 4 of the fund's Notes to the Financial Statements which are included elsewhere in this report.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustees and Investors of
The U.S. Equity Portfolio

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the supplementary data present fairly, in all material respects, the financial position of The U.S. Equity Portfolio (the "portfolio") at May 31, 2000, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended and its supplementary data for each of the five years in the period then ended, in conformity with accounting principles generally accepted in the United States. These financial statements and supplementary data (hereafter referred to as "financial statements") are the responsibility of the portfolio's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at May 31, 2000 by correspondence with the custodian and brokers, provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP
New York, New York
July 14, 2000

J.P. MORGAN FUNDS
     PRIME MONEY MARKET FUND
     FEDERAL MONEY MARKET FUND
     TAX EXEMPT MONEY MARKET FUND
     TAX AWARE ENHANCED INCOME FUND: SELECT SHARES
     SHORT TERM BOND FUND
     BOND FUND
     GLOBAL STRATEGIC INCOME FUND
     EMERGING MARKETS DEBT FUND
     TAX EXEMPT BOND FUND
     NEW YORK TAX EXEMPT BOND FUND
     CALIFORNIA BOND FUND: SELECT SHARES
     DIVERSIFIED FUND
     DISCIPLINED EQUITY FUND
     U.S. EQUITY FUND
     U.S. SMALL COMPANY FUND
     U.S. SMALL COMPANY OPPORTUNITIES FUND
     TAX AWARE U.S. EQUITY FUND: SELECT SHARES
     INTERNATIONAL EQUITY FUND
     EUROPEAN EQUITY FUND
     INTERNATIONAL OPPORTUNITIES FUND
     EMERGING MARKETS EQUITY FUND
     GLOBAL 50 FUND: SELECT SHARES

FOR MORE INFORMATION ON THE J.P. MORGAN FUNDS, CALL J.P. MORGAN FUNDS SERVICES AT (800) 521-5411.
IMAR295



J.P. MORGAN U.S. EQUITY FUND


ANNUAL REPORT
May 31, 2000